Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Parks America, Inc. and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 21st day of September, 2009.

EDLA FAMILY LIMTED PARTNERSHIP

By:	/s/ Larry Eastland
Name: Larry Eastland
Title: Partner

/s/ Larry Eastland
Larry Eastland

/s/ Jay Pitlake
Jay Pitlake

/s/ Jack Klosteman
Jack Klosteman

/s/ Ben Smith
Ben Smith

/s/ Jay Goldman
Jay Goldman

/s/ Richard Jackson
Richard Jackson

/s/ Robert O’Brien
Robert O’Brien

/s/ Mark D. Stubbs
Mark D. Stubbs